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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

IRIDEX CORPORATION
(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Common stock, Par Value $0.01 Per Share
(Title of Class of Securities)

462684101
(CUSIP Number of Class of Securities)

James H. Mackaness
Chief Financial Officer and Chief Operating Officer
1212 Terra Bella Avenue
Mountain View, CA 94043
(650) 940-4700
(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Persons)

Copy to:
David J. Segre
Michael A. Occhiolini
Andrew D. Hoffman
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

 CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$1,998,750	$272.63

*
Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 487,500 shares of common stock at the tender offer price of $4.10 per share.

**
The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $136.40 for each $1,000,000 of the value of the transaction. The filing fee was previously paid with the Schedule TO filed on November 7, 2012.
☒
Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $272.63	Filing Party: IRIDEX Corporation
Form or Registration No.: Schedule TO	Date Filed: November 7, 2012
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

  ☐
  third party tender offer subject to Rule 14d-1.

  ☒
  issuer tender offer subject to Rule 13e-4.

  ☐
  going private transaction subject to Rule 13e-3.

  ☐
  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

  ☐
  Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

  ☐
  Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

 INTRODUCTION

        IRIDEX Corporation, a Delaware corporation ("IRIDEX" or the "Company") hereby amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on November 7, 2012, as amended by Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on November 13, 2012 (as so amended, the "Schedule TO"). The Schedule TO relates to the offer by the Company to purchase up to 487,500 shares of its common stock, par value $0.01 per share, at a purchase price of $4.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in Amendment No. 1 to the Offer to Purchase, dated November 13, 2012 ("Amendment No. 1 to the Offer to Purchase"), a copy of which was previously attached as Exhibit (a)(1)(A)(i) to the Schedule TO, in the Offer to Purchase dated November 7, 2012 (as amended by Amendment No. 1 to the Offer to Purchase, the "Offer to Purchase"), a copy of which was previously attached as Exhibit (a)(1)(A) to the Schedule TO, and in the related Letter of Transmittal (the "Letter of Transmittal"), a copy of which was previously attached as Exhibit (a)(1)(B) to the Schedule TO (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer expired at 5:00 p.m., New York City Time, on Friday, December 7, 2012. This Amendment No. 2, as it amends and supplements the Schedule TO, is intended to satisfy the reporting requirements of Rule 13e-4(c)(3) of the Securities Exchange Act of 1934, as amended.

        Only those items amended and supplemented are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on Schedule TO.

Item 4.    Terms of the Transaction.

        Item 4 of the Schedule TO is hereby amended and supplemented by inserting at the end thereof the following:

        The tender offer expired at 5:00 p.m., New York City time, on Friday, December 7, 2012. On December 10, 2012, we issued a press release announcing the preliminary results of the tender offer. A copy of this press release is filed as Exhibit (a)(1)(H) hereto and is incorporated herein by reference.

Item 12.    Exhibits.

(a)(1)(A)*	Offer to Purchase dated November 7, 2012.
(a)(1)(A)(i)**	Amendment No. 1 to the Offer to Purchase, dated November 13, 2012.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated November 7, 2012.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated November 7, 2012.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated November 7, 2012.
(a)(1)(H)***	Press Release dated December 10, 2012.
(a)(2)	Not Applicable.
(a)(3)	Not Applicable.
(a)(4)	Not Applicable.
(b)	Not Applicable.
(d)(1)	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (No. 333-00320-LA), which was declared effective on February 15, 1996).
(d)(2)	1995 Director Option Plan (incorporated by reference from Exhibit 10.3 to the Company's Registration Statement on Form S-8 filed on August 3, 2004).

(d)(3)	1998 Stock Plan (incorporated by reference from the Company's definitive proxy statement on Schedule 14A filed on May 4, 2009).
(d)(4)	2005 Employee Stock Purchase Plan (incorporated by reference from appendix filed with the Company's Proxy Statement for the Company's 2004 Annual Meeting of Stockholders filed on April 30, 2004).
(d)(5)	2008 Equity Incentive Plan, as amended (incorporated by reference from the Company's definitive proxy statement on Schedule 14A filed on May 4, 2009).
(d)(6)	Form of 2008 Equity Incentive Plan Option Agreement (incorporated by reference from Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on November 21, 2008).
(d)(7)	Form of Stand-alone Stock Option Agreement (incorporated by reference to Exhibit 99.(d)(5) filed with the Company's Schedule TO filed on July 30, 2009).
(d)(8)	Change of Control Severance Agreement by and between the Company and James Mackaness, (incorporated by reference from Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended January 3, 2009).
(d)(9)	Employment Agreement by and between the Company and Dominik Beck, dated August 16, 2011 (incorporated by reference from Exhibit 99.1 to the Company's Form 8-K filed on October 12, 2011).
(d)(10)	Executive Transition Agreement by and between the Company and Theodore A. Boutacoff (incorporated by reference from Exhibit 99.2 to the Company's Form 8-K filed on October 12, 2011).
(d)(11)	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q for the fiscal quarter ended July 2, 2011).
(d)(12)	Form of 2008 Equity Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q for the fiscal quarter ended July 2, 2011).
(g)	Not Applicable.
(h)	Not Applicable.

*
Previously filed on Schedule TO on November 7, 2012.

**
Previously filed on Schedule TO on November 13, 2012.

***
Filed herewith.

2

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 10, 2012	IRIDEX CORPORATION
	By:	/s/ JAMES H. MACKANESS
		Name:	James H. Mackaness
		Title:	Chief Financial Officer and Chief Operating Officer

 Exhibit Index

(a)(1)(A)*	Offer to Purchase dated November 7, 2012.
(a)(1)(A)(i)**	Amendment No. 1 to the Offer to Purchase, dated November 13, 2012.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated November 7, 2012.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated November 7, 2012.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated November 7, 2012.
(a)(1)(H)***	Press Release dated December 10, 2012.
(a)(2)	Not Applicable.
(a)(3)	Not Applicable.
(a)(4)	Not Applicable.
(b)	Not Applicable.
(d)(1)	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (No. 333-00320-LA), which was declared effective on February 15, 1996).
(d)(2)	1995 Director Option Plan (incorporated by reference from Exhibit 10.3 to the Company's Registration Statement on Form S-8 filed on August 3, 2004).
(d)(3)	1998 Stock Plan (incorporated by reference from the Company's definitive proxy statement on Schedule 14A filed on May 4, 2009).
(d)(4)	2005 Employee Stock Purchase Plan (incorporated by reference from appendix filed with the Company's Proxy Statement for the Company's 2004 Annual Meeting of Stockholders filed on April 30, 2004).
(d)(5)	2008 Equity Incentive Plan, as amended (incorporated by reference from the Company's definitive proxy statement on Schedule 14A filed on May 4, 2009).
(d)(6)	Form of 2008 Equity Incentive Plan Option Agreement (incorporated by reference from Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on November 21, 2008).
(d)(7)	Form of Stand-alone Stock Option Agreement (incorporated by reference to Exhibit 99.(d)(5) filed with the Company's Schedule TO filed on July 30, 2009).
(d)(8)	Change of Control Severance Agreement by and between the Company and James Mackaness, (incorporated by reference from Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended January 3, 2009).
(d)(9)	Employment Agreement by and between the Company and Dominik Beck, dated August 16, 2011 (incorporated by reference from Exhibit 99.1 to the Company's Form 8-K filed on October 12, 2011).
(d)(10)	Executive Transition Agreement by and between the Company and Theodore A. Boutacoff (incorporated by reference from Exhibit 99.2 to the Company's Form 8-K filed on October 12, 2011).
(d)(11)	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q for the fiscal quarter ended July 2, 2011).
(d)(12)	Form of 2008 Equity Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q for the fiscal quarter ended July 2, 2011).
(g)	Not Applicable.
(h)	Not Applicable.

*
Previously filed on Schedule TO on November 7, 2012.

**
Previously filed on Schedule TO on November 13, 2012.

***
Filed herewith.

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CALCULATION OF REGISTRATION FEE
INTRODUCTION
  Item 4. Terms of the Transaction .
  Item 12. Exhibits .
SIGNATURE
Exhibit Index